Exhibit 99.1

        Transbotics Secures AGV System Order in the Automotive Industry

    CHARLOTTE, N.C.--(BUSINESS WIRE)--May 8, 2006--Transbotics Corporation, (OTCBB:TNSB) (www.transbotics.com), announced it received orders for an Automatic Guided Vehicle System (AGVS) from an existing customer in the automotive industry. The orders, totaling approximately $1,100,000, are to be installed over approximately eight months and will include multiple, laser guided vehicles, controls, hardware, and other related equipment, software, and engineering services.
    "These orders constitute a strong endorsement from an important existing customer and are another step forward in improving our penetration of the automotive industry," stated Claude Imbleau, President of Transbotics Corporation. This new system will incorporate the next generation, System 8, controls from Danaher Motion. These controls are PC-based and so make the entire AGVS even easier to use and modify.
    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a solutions integrator that manufactures, installs and supports various automation technologies including: AGVs, robots, conveyors, batteries, chargers, motors and other related products.
    Transbotics provides unique automation solutions to a variety of industries in addition to the automotive (tier one supplier), including aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.
    This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

    CONTACT: Transbotics
             Claude Imbleau, 704-362-1115